EXHIBIT 99.41

The name of each member of Pershing Square Management, LLC is set forth below.

The business address of each person listed below is c/o Pershing Square Management, LLC, 787 Eleventh Avenue, 9th Floor, New York, New York 10019.

Each person is a citizen of the United States of America. The present principal occupation or employment of each of the listed persons is set forth below.

NAME	PRESENT PRINCIPAL OCCUPATION

William A. Ackman	Chief Executive Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.

Ryan Israel	Chief Investment Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.

Ben Hakim	President of Pershing Square Capital Management, L.P. and Pershing Square Inc.

Michael Gonnella	Chief Financial Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.

Halit Coussin	Chief Legal Officer of Pershing Square Capital Management, L.P. and Pershing Square Inc.

Anthony Massaro	Member of Investment Team of Pershing Square Capital Management, L.P. and Pershing Square Inc.